Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415.659.3580
onapolitano@fibertower.com

Investor Contact:
LHA
Cathy Mattison
415.433.3777
cmattison@lhai.com

FiberTower Announces Reduction in Force

SAN FRANCISCO: November 16, 2011—FiberTower Corporation (NASDAQ): FTWR), a wireless backhaul services provider, announced today that it has reduced its workforce approximately 40%, and has halted all capital and project related spending in an effort to conserve existing liquidity.  Remaining staff will be focused on maintaining the Company’s network and day-to-day operations as management makes decisions about future actions.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market.  With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is an alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking’” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including our financial and business prospects, the determination of asset impairment charges for the quarterly period ended September 30, 2011, our ability to file our third quarter report on Form 10-Q for the period ended September 30, 2011 in a timely fashion, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements. These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.